UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
November 6, 2006
CRAFTMADE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26667	75-2057054
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
650 South Royal Lane, Suite 100
Coppell, Texas 75019
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 393-3800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
Changes in Compensation for Executive Officer: On November 6, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Craftmade International Inc. (the “Company”), approved a change, effective November 15, 2006, in the compensation of Clifford Crimmings, Vice President of Marketing, who also serves the Company as a director. The Compensation Committee approved an annual base salary of $211,645, which constitutes an increase of $2,840 over Mr. Crimming’s previous annual base salary, plus a commission that is equal to 0.95% of the Company’s gross profit from lighting showroom sales (“LSGP”) during a quarter in excess of the LSGP achieved by the Company in the same quarter of the previous fiscal year. In the event that the Company shall have LSGP in any quarter that is less than the LSGP in the same quarter of the previous fiscal year, such difference shall be deducted from the remainder in the calculation of any possible commission for Mr. Crimmings in subsequent quarters in the same fiscal year. The calculation of LSGP remains subject to the discretion of the Compensation Committee, and can be adjusted for unusual items, such as acquisitions.
The Compensation Committee also approved a discretionary bonus in the amount of $4,000 and the canceling of a life insurance policy pursuant to which Mr. Crimmings family was the beneficiary.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFTMADE INTERNATIONAL, INC.
Date: November 10, 2006	By:	/s/ J. Marcus Scrudder
J. Marcus Scrudder
Chief Financial Officer